Exhibit 99.1

OFS CAPITAL CORPORATION

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL—August 8, 2014—OFS Capital Corporation (NASDAQ: OFS today announced its financial results for the fiscal quarter ended June 30, 2014.

RECENT CORPORATE DEVELOPMENTS:

•	In July 2014, OFS Capital funded the remaining $13.6 million of its $75.0 million commitment to its SBIC fund, OFS SBIC I, LP, or SBIC I LP.

•	On August 7, 2014, OFS Capital’s Board of Directors declared a 2014 third quarter distribution of $0.34 per share, payable September 30, 2014 to shareholders of record as of September 16, 2014.

•	As of August 7, 2014, the SBIC fund has closed new investments totaling approximately $25.9 million during the third quarter of 2014.

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of June 30, 2014
Total assets	$259.7
Investment portfolio, at fair value	$230.7
Net assets	$136.5
Net asset value per share	$14.17
Weighted average yield on debt investments (at fair
value)	8.08%

	Quarter ended	Quarter ended
Operating Results	June 30, 2014	June 30, 2013
Total investment income	$4.7	$4.2
Net investment income	$2.1	$1.5
Net increase in net assets resulting from operations	$0.6	$3.3

	Quarter ended	Quarter ended
Portfolio Activity	June 30, 2014	June 30, 2013
Number of new portfolio companies	3	2
Investments in new portfolio companies, at par	$20.0	$9.0
Number of portfolio companies at end of period	57	57

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2014, SBIC I LP closed three senior secured debt investments totaling $20.0 million at par in three new portfolio companies.

The total fair value of OFS Capital’s investment portfolio was $230.7 million as of June 30, 2014, which was equal to 97.3% of cost at June 30, 2014. The portfolio included outstanding loans of approximately $231.2 million in aggregate principal amount (with an aggregate fair value of $ 222.5 million) in 57 portfolio companies. Of this $231.2 million total, SBIC I LP held debt investments of approximately $69.4 million in aggregate principal amount ($67.1 million fair value) in 12 portfolio companies. SBIC I LP also held equity securities with a fair value of $8.2 million in 8 of these 12 portfolio companies. As of June 30, 2014, floating rate loans comprised 84% of OFS Capital’s debt investment portfolio, with the remaining 16% in fixed rate loans. As of June 30, 2014, 93% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 4% of subordinated loans, and 3% of equity investments. The weighted average yield on debt investments was 8.08% at June 30, 2014. OFS Capital had unfunded commitments of $5.8 million in four portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Investment income

Total investment income was $4.7 million for the quarter ended June 30, 2014, compared with $4.2 million for the same period in the prior year. The increase in total investment income was attributable primarily to an increase in interest income as a result of OFS Capital’s consolidation of SBIC I LP onto its financial statements, which became effective on December 4, 2013 upon closing of the acquisition of the SBIC fund interests (the “SBIC Acquisitions”), offset by a decrease in investment income generated from OFS Capital’s wholly-owned subsidiary, OFS Capital WM, LLC (“OFS Capital WM”) for the three months ended June 30, 2014 as compared with the three months ended June 30, 2013, primarily due to the decrease of investments held by OFS Capital WM in 2014 compared with 2013.

Total expenses

Total expenses were $2.6 million for the quarter ended June 30, 2014, compared with $2.8 million for the same period in the prior year. Interest expense increased by approximately $0.1 million primarily due to $0.2 million of interest expense on debentures guaranteed by the U.S. Small Business Administration (“SBA”). This $0.2 million of interest expense was offset by a decrease of approximately $0.1 million in interest expense on OFS Capital WM’s revolving credit facility for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. For the three months ended June 30, 2014, OFS Capital recorded $49 thousand of amortization expense on intangible assets related to SBIC I LP’s Small Business Investment Company (“SBIC”) license, which was recognized upon the SBIC Acquisitions.

Management fees expense decreased by approximately $0.3 million for the three months ended June 30, 2014 compared to the three months ended June 30, 2013, primarily due to a reduced quarterly base management fee of 0.145833% compared with the quarterly base management fee of 0.21875% for 2013. On May 5, 2014, OFS Capital was notified by OFS Capital Management, LLC, its Investment Advisor that, effective as of April 1, 2014, it would reduce its base management fee from 0.4375% per quarter to 0.145833% per quarter for the remainder of fiscal year 2014. Accordingly, the effective annual base management fee for the 2014 fiscal year will be equal to 50% of the 1.75% required by OFS Capital’s Investment Management and Advisory Agreement with its Investment Advisor, or not greater than 0.875%. This reduction was made by the Investment Advisor for the benefit of OFS Capital’s shareholders to take into account unforeseen delays in completing the SBIC Acquisitions.

Professional fees decreased by approximately $ 0.2 million for the three month period ended June 30, 2014 compared to the three month period ended June 30, 2013, largely due to decreased legal fees. A substantial amount of legal fees incurred during the three months ended June 30, 2013 were related to the SBIC Acquisitions.

Administrative fee expense increased by approximately $0.1 million for the three months ended June 30, 2014 compared to the three months ended June 30, 2013, primarily due to an increase in the allocable amount of the salary of OFS Capital’s officers and their respective staffs, which OFS Capital’s administrator passed along to it during the three months ended June 30, 2014 and 2013.

Net realized and unrealized gain (loss) on investments

For the three months ended June 30, 2014, OFS Capital recorded approximately $(1.2) million of net change in unrealized depreciation on non-control/non-affiliate investments, consisting of approximately $(1.3) million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM and approximately $0.1 million of net change in unrealized depreciation on non-control/non-affiliate investments held by SBIC I LP. In addition, for the three months ended June 30, 2014, OFS Capital recorded approximately $0.1 million of net change in unrealized appreciation on affiliate investments held by SBIC I LP, as well as approximately $(0.4) million of net change in unrealized depreciation on a control investment held by SBIC I LP, relating to its investment in Tangible Software, Inc. For the three months ended June 30, 2013, OFS Capital recorded approximately $0.9 million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM, as well as approximately $0.9 million of net change in unrealized depreciation on affiliate investment, consisting solely of OFS Capital’s equity investment in SBIC I LP, which was accounted for at fair value at June 30, 2013.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations was approximately $0.6 million for the three months ended June 30, 2014 compared with $3.3 million for the three months ended June 30, 2013, and OFS Capital’s net asset value was $14.17 per share at June 30, 2014.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2014, OFS Capital had $21.4 million in cash and cash equivalents, including $16.5 million in capital commitments funded into SBIC I LP.

For the six months ended June 30, 2014, OFS Capital had net cash provided by operating activities of $15.9 million, primarily attributable to a $2.6 million net increase in net assets resulting from operations, net proceeds of $29.7 million received from principal payments on portfolio investments, as well as cash collections of $7.5 million from the sale of portfolio investments, offset by $25.6 million of cash used to purchase portfolio investments.

Net cash used in financing activities was $23.1 million for the six months ended June 30, 2014, primarily attributable to the $16.6 million of net repayments on the OFS Capital WM’s revolving credit facility as well as $6.5 million of cash paid in dividends and distributions.

As of June 30, 2014, OFS Capital had $92.4 million in debt outstanding on its $135.0 million revolving credit facility, and $15.1 million remaining in borrowing availability. As of the same date, SBIC I LP had leverage commitments of $61.4 million from the SBA, and $26.0 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $35.4 million under present SBIC regulations.

In July 2014, OFS Capital WM’s revolving credit facility was amended pursuant to which the calculation of the borrowing base was adjusted and the minimum equity requirement was lowered from $50.0 million to $35.0 million, resulting in additional liquidity for OFS Capital. In addition, the maximum facility was reduced from $135.0 million to $125.0 million. No financing costs were incurred in connection with this amendment.

In July 2014, OFS Capital funded the remaining $13.6 million of its $75.0 million commitments to SBIC I LP, which resulted in SBIC I LP’s access to the full $150.0 million in SBA-guaranteed debentures, subject to proper approval and the customary procedures of the SBA. This also results in an increase in SBIC I LP’s incremental borrowing capacity to $112.0 million (taking into consideration SBIC I LP’s draw of an additional $12.0 million under the SBA debentures on July 10, 2014) upon SBIC I LP’s receipt of the SBA’s approval to access the full $150.0 million in SBA-guaranteed debentures.

OFS Capital’s primary uses of cash are purchases of debt and equity investments, interest payments on indebtedness, payment of other expenses, and distributions to shareholders.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 8, 2014 at 11:00 AM Eastern Daylight Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available from 2:00 PM Eastern Time on August 8, 2014 until 9:00 AM Eastern Time on August 18, 2014 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10050466.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended June 30, 2014, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2014	2013
Assets	(unaudited)
Investments, at fair value
Non-control/non-affiliate investments (cost of $198,381 and $201,209, respectively)	$194,188	$197,338
Affiliate investments (cost of $29,773 and $32,618, respectively)	30,519	32,735
Control investment (cost of $8,991 and $9,596, respectively)	6,016	7,846
Total investments at fair value	230,723	237,919
Cash and cash equivalents	21,393	28,569
Restricted cash and cash equivalents	450	450
Interest receivable	658	644
Receivable from investment sold	-	4,493
Prepaid expenses and other assets	274	174
Intangible asset, net of accumulated amortization of $112 and $0, respectively	2,388	2,500
Goodwill	1,077	1,077
Due from affiliated entity	-	218
Deferred financing closing costs, net of accumulated amortization of $2,153 and $1,851, respectively	2,741	3,043
Total assets	$259,704	$279,087

Liabilities
Accrued professional fees	$457	$613
Interest payable	1,063	1,044
Management fees payable	1,680	1,168
Administration fee payable	760	280
Other payables	241	260
Deferred loan fee revenue	598	389
SBA debentures payable	26,000	26,000
Revolving line of credit	92,389	108,955
Total liabilities	123,188	138,709

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of June 30, 2014 and December 31, 2013	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,635,920 and 9,629,797
shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	96	96
Paid-in capital in excess of par	143,205	143,126
Distributions in excess of net investment income	(7,125)	(4,103)
Accumulated net realized gain	2,742	2,742
Net unrealized depreciation on investments	(2,402)	(1,483)
Total net assets	136,516	140,378

Total liabilities and net assets	$259,704	$279,087

Number of shares outstanding	9,635,920	9,629,797
Net asset value per share	$14.17	$14.58

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Investment income
Interest income
Non-control/non-affiliate investments	$3,524	$4,236	$7,310	$8,601
Affiliate investments	792	-	1,619	-
Control investment	264	-	566	-
Total interest income	4,580	4,236	9,495	8,601
Dividend and fee income
Non-control/non-affiliate investments	-	-	8	-
Affiliate investments	53	-	117	-
Control investment	25	-	50	-
Total dividend and fee income	78	-	175	-

Total investment income	4,658	4,236	9,670	8,601

Expenses
Interest expense	997	862	1,988	1,709
Amortization and write-off of deferred financing closing costs	152	166	302	635
Amortization of intangible asset	49	-	112	-
Management fees	534	794	1,798	1,601
Professional fees	276	509	730	759
Administrative fee	285	177	760	457
General and administrative expenses	266	262	481	532

Total expenses	2,559	2,770	6,171	5,693

Net investment income	2,099	1,466	3,499	2,908

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	-	-	-	5
Net realized gain on affiliate investment	28	-	28	-
Net change in unrealized depreciation on non-control/non-affiliate investments	(1,247)	882	(321)	2,055
Net change in unrealized appreciation/depreciation on affiliate investments	108	909	627	1,160
Net change in unrealized depreciation on control investment	(431)	-	(1,225)	-

Net realized and unrealized gain (loss) on investments	(1,542)	1,791	(891)	3,220

Net increase in net assets resulting from operations	$557	$3,257	$2,608	$6,128

Net investment income per common share - basic and diluted	$0.22	$0.15	$0.36	$0.30
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.06	$0.34	$0.27	$0.64
Dividends and distributions declared per
common share - basic and diluted	$0.34	$0.34	$0.68	$0.68
Basic and diluted weighted average shares outstanding	9,632,491	9,621,354	9,631,826	9,611,707

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including first-lien senior secured, second-lien senior secured, and senior secured unitranche loans, as well as unsecured subordinated debt and, to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict. Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance. All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Mary Jensen, 323 860-7482

Vice President – Investor Relations

mjensen@ofsmanagement.com